Exhibit 10.1

SECOND AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT OF

LABORATORY SERVICES MSO, LLC

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ARTICLE VII	MANAGEMENT	13
7.01.	Board	13
7.02.	Meetings; Action by Written Consent	16
7.03.	Information Rights	16
7.04.	Officers	17
7.05.	Reliance by Third Parties	17
7.06.	Indemnification	17
7.07.	Waiver of Fiduciary Duties	18
7.08.	Exculpation	18
ARTICLE VIII	RESTRICTIVE COVENANTS	18
8.01.	Confidentiality; Non-Competition; Non-Solicitation; No Hire	18
8.02.	Corporate Opportunities	19
8.03.	Scope; Interpretation	20
8.04.	Equitable Relief for Violations	20
8.05.	Covenants Independent	20
ARTICLE IX	WITHDRAWAL	20
9.01.	Restrictions on Withdrawal	20
9.02.	Withdrawing Member’s Rights	20
ARTICLE X	DISSOLUTION, LIQUIDATION, AND TERMINATION	20
10.01.	Dissolution	20
10.02.	Liquidation	20
ARTICLE XI	BOOKS AND RECORDS, ACCOUNTING, AND TAX ELECTIONS	21
11.01.	Maintenance of Records	21
11.02.	Reports to Members	21
11.03.	Tax Elections; Determinations Not Provided for in Agreement	21
11.04.	Tax Representative	22
ARTICLE XII	GENERAL PROVISIONS	23
12.01.	Notices	23
12.02.	Benefits of Agreement	23
12.03.	Interpretation	23
12.04.	Governing Law	24
12.05.	Binding Agreement	24
12.06.	Severability	24
12.07.	Entire Agreement	24
12.08.	Further Action	24
12.09.	Amendment or Modification	24
12.10.	Expenses	24
12.11.	Counterparts

EXHIBIT A	DEFINITIONS
EXHIBIT B	MEMBERS AND UNITS
EXHIBIT C	FORM OF THE THIRD AMENDED AND RESTATED AGREEMENT
EXHIBIT D	CALL OPTION MIPA

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This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of February 9, 2023, is entered into by and among Laboratory Services MSO, LLC, a Delaware limited liability company (the “Company”), each Person listed as a Member on Schedule B attached hereto as of the date hereof and each Person subsequently admitted as a member of the Company in accordance with the terms hereof (collectively, the “Members”), and solely for purposes of ARTICLE VIII, Bryan Cox and Sarah Cox each a beneficial owner of SCBC Holdings (collectively, the “Principals”, individually, a “Principal”).

RECITALS

WHEREAS, the Company was formed on September 6, 2019 as a limited liability company pursuant to the applicable provisions of the Act to engage in any lawful act or activity which a limited liability company may be organized under the Act;

WHEREAS, the Company has been governed by that certain Amended and Restated Limited Liability Company Agreement, dated as of April 26, 2021 (the “Existing LLC Agreement”); and

WHEREAS, on November 7, 2022, the Company, SCBC Holdings LLC, a Delaware limited liability company (“SCBC Holdings”), as Seller, Bryan Cox and Sarah Cox, as Principals, and Avalon Laboratory Services, Inc., a Delaware corporation (“Avalon”), as Buyer, entered into that certain Membership Interest Purchase Agreement, as amended and restated on February 9, 2023 (the “Purchase Agreement”);

WHEREAS, prior to the closing under the Purchase Agreement, SCBC Holdings was the sole member of the Company and the Company was treated as a disregarded entity (as described in Regulations section 301.7701-3);

WHEREAS, as a result of the closing under the Purchase Agreement, the Company came to be a multi-member entity classified as a partnership for U.S. federal income tax purposes; and

WHEREAS, the parties desire for Avalon to have the right to purchase an additional twenty percent (20%) of the issued and outstanding units of the Company, on a fully diluted basis, (the “Call Units”) from SCBC Holdings, in exchange for Six Million dollars ($6,000,000.00) cash consideration and Four Million dollars ($4,000,000.00) in total Parent Stock (as further described below) (the “Call Price”), commencing on the date hereof and terminating at 11:59 pm, New York time, on the six (6) month anniversary of the date hereof, unless otherwise extended pursuant to Section 4.06(a) below (the “Avalon Call Period”) (such right, the “Avalon Call Option”).

NOW, THEREFORE, the Existing LLC Agreement is hereby amended and restated in its entirety as set forth herein:

ARTICLE I

DEFINITIONS

Certain defined terms used in this Agreement are set forth in Exhibit A.

ARTICLE II

ORGANIZATION

2.01. Name. The name of the Company is, and the business of the Company shall be conducted under the name, “Laboratory Services MSO, LLC”; provided that such name shall be subject to change, from time to time, by the Board.

2.02. Registered Agent; Registered Office. The name and address of the registered agent for service of process in the State of Delaware is Corporation Service Company or such other Person as the Board may from time to time select. The registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or such other location as the Board may from time to time select.

2.03. Principal Office. The principal place of business of the Company shall be at such location as the Board may, from time to time, select.

2.04. Business Purpose. The Company is formed for the purpose of engaging in any business or activity for which limited liability companies may be formed under the Act.

2.05. Term. The Company commenced its existence on September 6, 2019, and shall have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

2.06. No State Law Partnership. The Members intend that the Company shall not be a partnership or joint venture, and that no Member shall be a partner or joint venturer of any other Member in connection with this Agreement, for any purpose other than federal, state, and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

2.07. Liability to Third Parties. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member or Manger shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

2.08. Fiscal Year. The fiscal year of the Company shall be the calendar year.

2.09. Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety any and all previous LLC Agreements.

ARTICLE III

UNITS

3.01. Units. The limited liability company interests of the Members shall be represented by issued and outstanding Units.

3.02. Authorization and Issuance of Units. Subject to compliance with Section 7.01(f), the Company is hereby authorized to issue Units. As of the date hereof, 1,000 Units are issued and outstanding in the amounts set forth on Exhibit B hereto.

ARTICLE IV

MEMBERSHIP; CALL OPTION; RIGHT OF FIRST REFUSAL; TRANSFERS;

4.01. Members. The Members of the Company and their Units as of immediately following the execution of this Agreement are listed on Exhibit B hereto. The Company shall update Exhibit B from time to time to reflect changes regarding the Members of the Company and their Units.

4.02. Restrictions on Transfers.

(a) Except as otherwise permitted by this Agreement pursuant to Section 4.02(b), Section 4.06, Section 4.07, or Section 4.08, no Member shall, directly or indirectly, Transfer any Units or rights under this Agreement without the prior written consent of the Board (such consent to be subject to Section 7.01(d)(i)). Any Transfer of Units by any Member or Members, or any portion thereof, in violation of this Agreement shall be null and void ab initio. At the Company’s request, any transferor shall furnish to the Company an opinion of counsel satisfactory to the Company that the Transfer of Units will not (i) cause the Company to be treated other than as a partnership for U.S. tax purposes, including but not limited to, pursuant to the “publicly traded partnership” rules under Code section 7704 and the Regulations promulgated thereunder, or (ii) result in a withholding obligation on the Company under Code section 1446(f). Provided further, notwithstanding anything in this Agreement to the contrary, and except in the case of a Permitted Transferee, SCBC Holdings may not Transfer its Units during the Avalon Call Period.

(b) Subject to compliance with this Section 4.02, a Member shall be free at any time to Transfer (each, a “Permitted Transfer”), without having to obtain the consent required under this Section 4.02 all or any portion of such Member’s Units to:

(i) with respect to any Member who is a natural person, any trust or other estate planning vehicle that is and at all times remains solely for the benefit of such Member and/or such Member’s immediate family or blood relatives; or

(ii) in the case of a Member that is not a natural person, (1) any one or more of such Member’s equity holders or beneficiaries or (2) any direct or indirect parent or subsidiary of such Member, any limited liability company, investment fund, investment company, partnership or board of directors (or similar governing body) of which is controlled, directly or indirectly, by the same persons controlling the board of directors (or similar governing body) of such Member and any general partner or other Affiliate thereof.

4.03. Additional Members. No Person shall be admitted to the Company as an additional Member unless such Person acquired Units pursuant to a Transfer conducted in compliance with Section 4.02 of this Agreement. Upon acquiring Units pursuant to a Transfer conducted in compliance with Section 4.02 of this Agreement, a Transferee of such Units shall automatically be admitted to the Company as a Member.

4.04. Effect of Transfer. Following any Transfer (whether or not permitted) of a portion of a Member’s Units, the Member shall have no further rights as a Member of the Company with respect to that portion that is Transferred. In the event of a Transfer of all or a portion of a Member’s Units, such Member’s Capital Account attributable to the transferred Units shall carry over to the Transferee pursuant to Regulations section 1.704-1(b)(2)(iv)(l).

4.05. Return of Capital Contributions; Special Rules. Except as otherwise expressly provided herein, no Member shall be entitled to the return of any part of any capital contribution or to be paid interest in respect of any capital contribution; no Member shall have any personal liability for the return of any capital contribution of any other Member; and no Member shall have any priority over any other Member with respect to the return of any capital contribution.

4.06. Call Option.

(a) At any time during the Avalon Call Period, Avalon shall have the right to exercise the Avalon Call Option, upon delivery of a call notice stating Avalon’s intent to exercise its rights pursuant to this Section 4.06; (the “Call Notice”); provided that, if Avalon elects to exercise the Call Option within such six (6) month period but requires additional time to close the Call Option and in good faith believes Avalon will be able to obtain the necessary capital to close such Call Option, then, prior to the expiration of the initial six (6) month period, Avalon shall reaffirm their exercise of the Call Option in writing to the SCBC Member and accompany such reaffirmation with reasonable evidence of financial commitments for the Call Option Cash Consideration (as defined below) and Avalon shall have an additional ninety (90) day period to execute and deliver the Call Option MIPA (as defined below); provided, that such period shall be extended for so long as Avalon and SCBC Holdings continue to cooperate in good faith towards the execution and delivery of the requisite documents or for such other period of time as the Members mutually agree. In the event Avalon fails to provide such reaffirmation prior to the end of the initial six (6) month period, the Avalon Call Option shall terminate upon the date thereof, unless otherwise agreed to by the parties.

(b) Within ninety (90) calendar days of delivery of the Call Notice, in order to exercise the Avalon Call Option, Avalon shall pay the Call Price, which shall be comprised of (i) six million and zero dollars ($6,000,000.00) of cash consideration payable by wire transfer of immediately available funds to the accounts held by SCBC Holdings (“Call Option Cash Consideration”), and (ii) four million and zero dollars ($4,000,000.00) in total value of Avalon GloboCare Corp., Inc. (“Parent”) Series B preferred stock (“Parent Series B Convertible Stock”) (the “Call Option Stock Consideration”).

(c) Parent Series B Convertible Stock shall be convertible into Parent common stock, par value $0.0001 per share on the Nasdaq Capital Market under the stock symbol (ALBT).

(d) The Call Option Stock Consideration shall be calculated on a per share price based on an amount equal to the volume-weighted average (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average trading price of a share of Parent Stock on Nasdaq Capital Markets (as reported by Bloomberg Financial Markets) for the thirty (30) consecutive trading days prior to the closing of the Call Option (which calculation shall be determined without regard to after- hours trading or any other trading outside of the regular trading session) (the “Average Closing Price”); provided, however, that during the period that the Average Closing Price is being determined, the Average Closing Price shall be subject to appropriate adjustment from time to time for stock splits, stock dividends and stock combinations with respect to Parent Stock ).

(e) Promptly following the delivery of a Call Notice, the Members shall cooperate in good faith to execute and deliver an amendment and restated version of this Agreement, in the form attached hereto as Exhibit C (the “Form of Third Amended and Restated Agreement”), and a form of Call Option Membership Interest Purchase Agreement, in the form attached hereto as Exhibit D (the “Call Option MIPA”) with such changes as may be agreed upon by the Parties at the time the Call Option is exercised, but in no event shall materially deviate from the terms set forth therein.

(f) Each Party shall execute and deliver all related documentation and take such other action in support of the Call Option as shall be reasonably be requested by either Party, in order to carry out the terms and provisions of this Section 4.06, including, without limitation, executing and delivering instruments of conveyance and transfer, and any governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.

(g) Each party shall bear its own costs and expenses incurred in connection with any proposed Avalon Call Option (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions.

4.07. Right of First Refusal.

(a) Following the Avalon Call Period and subject to the terms of Section 4.02 and this Section 4.07, each Member hereby unconditionally and irrevocably grants to the other Member the right to purchase all of the Transfer Units that the Selling Member may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee (the “ROFR”).

(b) The Selling Member proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the non-Selling Member and each other Member (if any) not later than forty-five (45) days prior to the consummation of such Proposed Transfer (the “Transfer Period”). Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Transfer. To exercise its Right of First Refusal under this Section 4.07, the non-Selling Member must deliver a Notice of Exercise to the Selling Member and each other Member (if any) within fifteen (15) days after delivery of the Proposed Transfer Notice specifying the non-Selling Member’s intent to purchase the number of Units offered pursuant to the Proposed Transfer Notice. Permitted Transfers, pursuant to Section 4.02 above shall not be subject to the ROFR.

(c) If the consideration proposed to be paid for the Transfer Units is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Selling Member and as set forth in the Proposed Transfer Notice (“ROFR FMV”); provided, however, that if the non-Selling Member disagrees with the Selling Member’s determination, the parties shall negotiate in good faith to resolve the disagreement; provided, further, however, that if, after fifteen (15) days, the Selling Member and the non-Selling Member are unable to agree on the ROFR FMV, the parties shall mutually select an independent, national valuation firm knowledgeable in valuing businesses similar to the business of the Company and the form of consideration being offered for the Transfer Units to determine the ROFR FMV, and if such parties are unable to mutually select such a firm, then each of them shall, within such thirty (30) day period, at such party’s own expense, select a valuation firm, and each such firm shall mutually select a third valuation firm (such mutually agreed upon firm or third firm, as the case may be, the “ROFR Appraiser”). The Selling Member and the non-Selling Member shall mutually engage the ROFR Appraiser on such terms and conditions reasonably approved by them. Promptly (and in no event more than thirty (30) days) after being engaged, the ROFR Appraiser shall deliver to the Selling Member and the non- Selling Member, its written determination of the ROFR FMV (such determination to include all material analyses used in arriving at such determination), which shall be not be an amount higher or lower than the amounts set forth by the Selling Member and the non-Selling Member. Absent manifest error, such determination of the fair market value by the ROFR Appraiser shall be final and binding on the Selling Member and the non-Selling Member. The costs and expenses of the ROFR Appraiser engaged hereunder shall be borne equally by the Selling Member and the non- Selling Member. If the non-Selling Member cannot for any reason pay for the Transfer Units in the same form of non-cash consideration, the non-Selling Member shall pay the cash value of the ROFR FMV, as finally determined pursuant to this Section 4.06(c).

(d) The closing of the purchase of Transfer Units by the Selling Member shall take place, and all payments from the non-Selling Member have been made to the Selling Member, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

(e) In the event the non-Selling Member does not deliver a Notice of Exercise during the Transfer Period, or does not demonstrate sufficient evidence of financial commitments in the amount set forth in the Proposed Transfer Notice, the non-Selling Member shall be deemed to have waived all of such ROFR rights to purchase the Transfer Units, and the Selling Member shall be permitted to effectuate the Transfer pursuant to the terms thereof.

4.08. Tag-Along Right.

(a) In advance of any proposed Transfer of Units by any Selling Members which, whether in one or a series of transactions, would result in such Transferee holding in excess of fifty percent (50%) of the total Units of the Company then-outstanding (such Transfer, a “Change of Control Transfer”), unless a Drag-Along Notice has been given with respect to such Change of Control Transfer, the Selling Members shall deliver written notice (the “Tag-Along Sale Notice”) to the Company and each other Member disclosing the existence of the proposed Change of Control Transfer.

(b) Each Member shall have the right (the “Tag-Along Right”) to participate in any Change of Control Transfer by delivering written notice (the “Tag-Along Participation Notice”) to the Selling Members and the Company within ten (10) Business Days following receipt of the Tag-Along Sale Notice, stating that such Member (each, a “Tag-Along Member”) wishes to participate in such proposed Change of Control Transfer and specifying the number of Units (which may include any portion, or the entirety, of such Tag-Along Member’s Units) such Tag-Along Member desires to Transfer to the Transferee in such proposed Change of Control Transfer. The failure of a Tag-Along Member to respond within such ten (10)-day period shall be deemed to be a waiver of such Tag-Along Member’s rights under this Section 4.08. Any Tag-Along Member may waive its rights under this Section 4.08 prior to the expiration of such ten (10)-day period by giving written notice to the Selling Member, with a copy to the Company.

(c) If none of the Tag-Along Members delivers a timely Tag-Along Participation Notice to the Selling Members and the Company, the Selling Members may Transfer the Units to the Transferee on substantially the same terms and conditions set forth in the Tag-Along Sale Notice (but in no event more favorable to the Selling Members than those set forth in the Tag-Along Sale Notice). The Transfer of Units by the Selling Members to the Transferee may not be effected unless the Transferee agrees to purchase all Units subject to a duly executed and timely delivered Tag-Along Sale Notice pursuant to the terms hereof.

(d) Transfer of Units pursuant to this Section 4.08 shall be made on a mutually satisfactory Business Day within twenty (20) Business Days after the expiration of the ten (10) Business Day time period set forth in Section 4.08(b). At the closing of the Change of Control Transfer, each Selling Member and Tag-Along Member shall, to the extent set forth in the Tag-Along Sale Notice, provide customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Transfer, and pay its pro rata share of the reasonable fees and expenses incurred in connection with such Transfer; provided, that (x) each Selling Member and Tag-Along Member will receive the same form and amount of consideration per Unit and (y) no Selling Member or Tag-Along Member shall be required to incur indemnification obligations in connection with such sale other than (i) pro rata obligations with respect to representations, warranties and agreements of or regarding the Company on a several and not joint basis (which, in the case of representations and warranties, in no event shall exceed the sales proceeds received by such Member) or (ii) obligations in connection with representations, warranties and indemnification in respect of such Member’s title to its Units and other matters related to the legality of such Transfer by such Member on a several and not joint basis.

(e) In the event that the Units subject to the Tag-Along Right are not Transferred by the Selling Members at the purchase price and substantially upon the other terms and conditions described in the Tag-Along Sale Notice (but in no event more favorable to the Selling Members than those set forth in the Tag-Along Sale Notice), the restrictions of this Section 4.08 shall again become applicable to any Transfer of such Units by the Selling Members.

(f) To the extent not paid by the Company or the Transferee, in connection with the completion of the Change of Control Transfer, all actual and reasonable out- of-pocket costs and expenses reasonably incurred by the Tag-Along Members and the other Selling Members in connection with such Tag-Along Sale shall be borne on a pro rata basis in accordance with the aggregate proceeds actually received by each of the Tag-Along Members and Selling Members.

(g) This Section 4.08 shall terminate with respect to all Members upon the consummation of an initial public offering of the Company.

4.09. Drag-Along Right.

(a) In advance of any Change of Control Transfer by any Selling Members which, whether in one or a series of transactions, would result in a Transferee holding in excess fifty percent (50%) or more of the total Units of the Company then-outstanding (a “Drag-Along Sale”), the Selling Members shall have the right (a “Drag-Along Right”) to require that each other Member (each, a “Drag-Along Member”) participates in such sale in the manner set forth in this Section 4.09. Notwithstanding anything to the contrary in this Agreement, each Drag-Along Member shall vote in favor of the transaction.

(b) The Selling Members shall exercise the rights pursuant to this Section 4.09 by delivering a written notice (the “Drag-Along Notice”) to the Company and each Drag-Along Member at least ten (10) days prior to the date of such Transfer.

(c) The Drag-Along Notice shall make reference to the Selling Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i) the name of the Person to whom such Units are proposed to be sold; sale;

(ii) the proposed date, time and location of the closing of the

(iii) the number of Units to be sold by the Selling Members, the per Unit purchase price and the other material terms and conditions of the Drag-Along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv) the action or actions requested or required by the Drag- Along Member or the Transferee in the proposed Drag-Along Sale of each Drag-Along Member (without limiting those that may be requested or required in the future) in order to complete or facilitate such proposed Drag-Along Sale (including (1) the Transfer of Units owned by the Drag-Along Member, (2) the execution and delivery of any merger, asset purchase, security purchase, recapitalization or other agreement (including any confidentiality agreement or any non-competition, non-solicitation or other restrictive covenants agreement), as applicable, and/or (3) the filing of any and all notices, registrations, applications or other forms necessary to comply with any regulatory requirements); and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(d) No Drag-Along Member shall have any right to and shall not, without the prior written approval of the Board, communicate directly or indirectly with the Transferee with respect to the terms of the Drag-Along Sale, or negotiate any terms of the Drag- Along Sale with the Transferee. Each Drag-Along Member shall be provided with the terms of the Drag-Along Sale within the ten (10) day period prior to the execution of any binding agreement with respect thereto. If any Drag-Along Member shall fail to execute and deliver the definitive agreements based on the terms set forth in Section 4.09(c), above, the Board shall have a power of attorney (which may be relied upon by the Transferee(s) in any such sale) and for that purpose such Drag-Along Member, without any further action or deed, shall be deemed to have appointed the Board as such Drag-Along Member’s agent and attorney-in-fact, with full power of substitution, for the purpose of executing and delivering the definitive agreements referenced in Section 4.09(c), in the name and on behalf of such Drag-Along Member and performing all such action as may be necessary or appropriate to consummate the sale of the Drag-Along Member’s Units pursuant to that agreement and subject to the terms hereof.

(e) Each Drag-Along Member shall sell in the Drag-Along Sale the number of Units equal to the product obtained by multiplying (i) the number of Units held by such Drag-Along Member by (ii) a fraction (x) the numerator of which is equal to the number of Units the Selling Members propose to sell or transfer in the Drag-Along Sale and (y) the denominator of which is equal to the number of Units held by the Selling Members at such time.

(f) The consideration to be received by a Drag-Along Member shall be the same form and amount of consideration per Unit to be received by the Selling Members (or, if the Selling Members are given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, and except as necessary to reflect any Tax Distributions not previously applied as advances under Section 6.03, be the same as those agreed by the Selling Members. Each Drag-Along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Members make or provide in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Members, the Drag-Along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Members and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Members and each Drag-Along Member, in each case in an amount not to exceed the aggregate proceeds received by the Selling Members and each such Drag-Along Member in connection with the Drag-Along Sale.

(g) To the extent not paid by the Company or the Transferee in such Drag-Along Sale, in connection with the completion of the Drag-Along Sale, all costs and expenses incurred directly by each Drag-Along Member shall be paid by such Drag-Along Member.

(h) Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Members.

(i) The Selling Members shall have 180 Business Days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (subject to reasonable extension to the extent necessary to obtain required governmental or other approvals, as determined by the Board). If at the end of such period the Selling Members have not completed the Drag-Along Sale, the Selling Members may not then effect a transaction subject to this Section 4.09 without again fully complying with the provisions of this Section 4.09.

4.10. Capital Accounts. The Company shall maintain a Capital Account for each Member. Such Capital Accounts shall initially be determined as though the transactions deemed to occur for U.S. federal income tax purposes in connection with the closing of the Purchase Agreement, as described in Section 5.07 hereof, actually occurred. The initial Capital Accounts of SCBC Holdings and Avalon as of immediately after the closing under the Purchase Agreement shall be in a 60:40 ratio.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

5.01. Profits and Losses. Except as otherwise provided in Sections 5.05 and 5.06, Profits and Losses shall be allocated annually (and at such other times as the Board determines or tax rules require) to the Members in such manner that the sum of (i) the Capital Account of each Member, (ii) such Member’s share of “partnership minimum gain” (as defined in Regulations section 1.704-2(b)(2) and as determined according to Regulations section 1.704-2(g)), and (iii) such Member’s share of “partner nonrecourse debt minimum gain” (as defined in Regulations section 1.704-2(i)(2)), shall, to the extent possible, be equal to the amount that would be distributed to such Member if, at the end of the relevant allocation period, (a) the Company were to sell the assets of the Company for an amount equal to their then Gross Asset Values, (b) all liabilities of the Company were satisfied to the extent required by their terms (limited, with respect to each Company “nonrecourse liability” (having the meaning set forth in Regulations section 1.704-2(b)(3)), to the Gross Asset Value of the assets securing each such liability), and (c) the Company were to liquidate and distribute the proceeds of such sale pursuant to Section 10.02. Losses not allocable pursuant to the preceding sentence shall be allocated to the Members in proportion to their relative Capital Account balances until all of the Members’ Capital Account balances are reduced to zero, and then according to the number of Units held.

5.02. Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Tax Representative (or, if the Tax Representative is the Company, the Board) using any permissible method under Code section 706 and the Regulations thereunder. Consistent with the U.S. federal income tax treatment of the transactions provided for in the Purchase Agreement, Company tax items of income, gain, loss, deduction or credit arising prior to the closing under the Purchase Agreement will be treated as items of the Company’s then-owner(s) and will not be subject to allocation by the Company.

(b) The Members are aware of the income tax consequences of the allocations made by this ARTICLE V and hereby agree to be bound by the provisions of this ARTICLE V in reporting their shares of Company income and loss for income tax purposes.

5.03. Tax Allocations: Code Section 704(c). In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the allocation method selected by the Tax Representative (or, if the Tax Representative is the Company, the Board). Notwithstanding the forgoing or any other provision of this Agreement, the Company will use the “remedial allocation method” under Regulations section 1.704-3(d) in connection with the contributions to the Company deemed to occur in connection with the closing of the Purchase Agreement.

(a) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704(c) and the Regulations thereunder.

(b) Any elections or other decisions relating to such allocations shall be made by the Tax Representative (or, if the Tax Representative is the Company, the Board) in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions (other than Tax Distributions) pursuant to any provision of this Agreement.

5.04. Allocation Upon Assignment or Transfer of Units. In the event of the assignment or transfer of all or any part of the Units of a Member, the allocable share, with respect to the Units so assigned, of Profits or Losses shall be allocated between the assignor and the assignee using the closing of the books method of allocation.

5.05. Power of Tax Matters Member to Vary Allocations of Profits and Losses. This Agreement has been drafted in a manner which is intended to comply with the principles of Code sections 704, 706 and 752. Therefore, if the Company is advised that the allocations provided in this ARTICLE V are unlikely to be respected for federal income tax purposes, or otherwise create disparities in the economic results intended by the Members, the Tax Representative (or, if the Tax Representative is the Company, the Board) is hereby granted the discretionary power to amend the allocation provisions of this Agreement, including making any special allocations of Profits or Losses on advice of accountants and legal counsel, to the minimum extent necessary to achieve the foregoing results.

5.06. Special Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in partnership minimum gain (as defined in Regulations section 1.704-2(b)(2)) during any fiscal year or other period, each Member shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.06(a) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Regulations section 1.704-2(i)(2)) attributable to a partner nonrecourse debt during any fiscal year or other period, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Regulations section 1.704-2(i)(5), shall be specially allocated items of income and gain for such period (and, if necessary, subsequent period) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.06(b) is intended to comply with the partner nonrecourse minimum gain chargeback requirement in Regulations section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.06(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.06(c) were not a term of this Agreement. This Section 5.06(c) is intended to constitute a “qualified income offset” provision as described in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any fiscal year or other period which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.06(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.06(d) and Section 5.06(c) were not in the Agreement.

(e) Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Regulations sections 1.704-2(b)(1) and 1.704-2(b)(2)) for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulations section 1.704-2(i)(1). Nonrecourse deductions (as defined in Regulations section 1.704-2(b)(1)) shall be allocated among the Members, pro rata, in accordance with the Members’ relative holdings of Units. Each Member’s share of “excess nonrecourse liabilities” (as defined in Regulations section 1.752-3(a)(3)) shall be determined in the same manner. The items of losses, deductions and Code section 705(a)(2)(B) expenditures to be allocated pursuant to this Section 5.06(e) shall be determined in accordance with Regulations section 1.704-2(j)(1)(ii).

(f) Curative Allocations. The allocations set forth in Sections 5.06(a)-5.06(e) (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.06(f). Therefore, notwithstanding any other provision of ARTICLE V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s adjusted Capital Account balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to Section 5.01. In exercising its discretion under this Section 5.06(f), the Board shall take into account future Regulatory Allocations under Sections 5.06(a) and 5.06(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.06(c) and 5.06(d).

5.07. Tax Treatment of Closing Under the Purchase Agreement. The transactions provided for in the Purchase Agreement are intended to be treated for U.S. federal income tax purposes as (i) a purchase by Avalon from SCBC Holdings of a 40% undivided percentage interest in each of the assets of the Company and an assumption of (or taking subject to) 40% of each liability of the Company, followed by (ii) contributions by Avalon and SCBC Holdings of their respective 40% and 60% undivided interests in the assets of the Company to the Company as a newly-formed entity in exchange for Units and the assumption (or taking subject to) by the Company of the Company’s liabilities. For the avoidance of doubt, the Capital Account maintenance and allocation provisions of this Agreement (and related definitions) shall be applied as though the Company did not exist until the closing under the Purchase Agreement (so contributions, distributions and other items with respect to the Company occurring prior to such time are not treated as such items with respect to the Company) and the transactions deemed to occur for federal income tax purposes in connection with the closing under the Purchase Agreement actually occurred.

ARTICLE VI

DISTRIBUTIONS

6.01. Time of Distributions. Except as otherwise provided in Section 6.03 and pursuant to Section 7.01(d)(i), distributions of Net Available Cash shall be made from the Company to the Members in accordance with Section 6.02. “Net Available Cash” means, with respect to any fiscal quarter, the net cash receipts of the Company from operations for such fiscal quarter (including any sales or dispositions in the ordinary course of business but excluding proceeds in connection with a Liquidation), (reduced an amount used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies (as determined by the Board, including the Avalon Member) which such amount shall be no less than $200,000.

6.02. Distributions to Be Pro Rata. Except as may result from the treatment of Tax Distributions as advances, all distributions to the Members shall be made in proportion to each Member’s pro rata share of all issued and outstanding Units at the time at which the distribution is made.

6.03. Tax Distributions. Notwithstanding anything to the contrary in this ARTICLE VI, to the extent that the Board determines, in its sole discretion, that Net Available Cash is available therefor, the Company shall make, within seventy-five (75) days after the end of each taxable year of the Company, a cash distribution to each Member (a “Tax Distribution”) in an amount equal to the Tax Distribution Amount of such Member for such taxable year (or if the Board determines that Net Available Cash is insufficient to make a distribution of the Tax Distribution Amount to each Member, such lesser amount as may be determined by the Board). Tax Distributions to a Member pursuant to this Section 6.03 shall, except as described below in connection with certain excess tax payments, be treated as advance payments of amounts to which such Member (or a direct or indirect successor thereto) would otherwise be entitled pursuant to Section 6.02 (including as a result of Section 10.02) and accordingly shall reduce, on a dollar-for-dollar basis, the amount actually paid to such Member (or a direct or indirect successor thereto) pursuant to Section 6.02 (including as a result of Section 10.02) until all such Tax Distributions have been fully offset thereby. The Board may make Tax Distributions on an estimated basis at such times as to permit Members to satisfy estimated tax payment responsibilities with respect to expected allocations from the Company, in which case any excess Tax Distributions made to a Member based upon estimated allocations exceeding actual allocations shall reduce subsequent Tax Distributions to such Member by the amount of such excess Tax Distributions (other than the amount of such excess Tax Distributions applied to reduce distributions under Section 6.02 prior to their application to reduce subsequent Tax Distributions). In the case of a transfer of Units in the Company, the Tax Distribution history attributable to such interest, as determined by the Board in its reasonable discretion, shall transfer with such equity interest. Unless otherwise determined by the Board, no Tax Distributions shall be made following the commencement of a dissolution of the Company.

6.04. Withholding.

(a) The Company is authorized to withhold and pay over to or for the benefit of the appropriate governmental authority any amounts that the Company is required to withhold in respect of any distributions or allocations to any Member. Such withheld amounts shall be treated as having been distributed to such Member by the Company and shall, except in the cash of an amount withheld from an actual distribution to a Member, reduce, on a dollar-for- dollar basis, subsequent distributions to such Member under Section 6.02 (including as a result of Section 10.02) to such Member (or a direct or indirect successor to such Member) from the Company.

(b) In the event that the Company, or a subsidiary of the Company, receives a payment from which an amount in respect of taxes has been withheld on account of an attribute of any Member, such withheld amount shall be treated as having been distributed to such Member by the Company and shall reduce, on a dollar-for-dollar basis, subsequent distributions to such Member under Section 6.02 (including as a result of Section 10.02) (or a direct or indirect successor to such Member) from the Company. In lieu of distribution treatment under this Section 6.04, the Company may treat such amounts as a demand loan from the Company to the relevant Member, with interest at ten percent (10%) per annum accruing from the date of payment by the Company (or the date that the Company or a subsidiary of the Company would otherwise have received the amount withheld, in the case of an amount withheld from a payment to the Company or a subsidiary of the Company) until discharged by such Member by repayment.

(c) The Board may, in its discretion, satisfy any obligation of a Member under this Section 6.04 out of future distributions to such Member. A Member’s obligation to pay or indemnify for a tax (and related interest and penalties) shall survive the Member selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation, or winding up of the Company. Any indemnity or payment pursuant to this Section 6.04 shall not be a Capital Contribution but shall, to the extent the Board determines necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

ARTICLE VII

MANAGEMENT

7.01. Board.

(a) Except as otherwise provided for by the Act or in this Agreement, (i) the business and affairs of the Company shall be vested exclusively in a management board (the “Board”, and each member of the Board, a “Manager”), (ii) the Board shall have full and complete discretion to manage the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company, and to take such actions as it deems necessary or appropriate to accomplish the business of the Company and (iii) any action taken by the Board in accordance with this Agreement shall constitute the act of, and shall serve to bind, the Company.

(b) The size of the Board shall be initially set at three (3) Managers. The Board shall approve an annual operating plan and budget at least thirty (30) days prior to the fiscal year (the “Business Plan”) and such approval shall include the approval of the Avalon Manager.

(c) As of the date hereof, the Board consists of:

(i) Two (2) persons designated by SCBC Holdings, LLC, who currently are Sarah Cox and Damien Burgess (either, an “SCBC Manager”); and

(ii) One (1) person designated by Avalon Laboratory Services, Inc., who currently is Luisa Ingargiola (the “Avalon Manager”).

(d) Notwithstanding anything contained in this Agreement, the Company shall not conduct any of the following activities without the consent of a majority of the Board of Managers (which must include the affirmative consent of the Avalon Manager):

(i) declare or pay a cash or other dividend or make any other distribution on the Units;

(ii) enter into a Change of Control Transfer;

(iii) approve any expenses related to any Member or Manager’s personal expenses (including but not limited to personal transportation expenses and vehicles, personal consumer products, and any expenses related to the purchase or consumption of goods or services not directly related to the Business);

(iv) amend the Business Plan (at least thirty days prior to the first day of the year covered by such plan) and significant changes thereto;

(v) reorganize, liquidate, dissolve or wind up the affairs of the Company;

(vi) amend, alter or repeal any provision of (i) this Agreement, or (ii) the certificate of formation of the Company; to the extent such amendment, alteration or repeal would adversely impact Avalon;

(vii) change the number of the members on the Board;

(viii) issue, redeem, or repurchase any equity interests of the Company or any of the Company’s Subsidiaries;

(ix) except for a Permitted Transferee, admit an additional Member or substitute Member (such consent shall not be unreasonably withheld);

(x) register or offer the public any securities under any securities laws;

(xi) incur any indebtedness (in the aggregate), in excess of $100,000 annually or $250,000 in the aggregate (such consent shall not be unreasonably withheld);

(xii) sell, lease, transfer or place any lien on, any material assets of the Company for an amount over $100,000 (in the aggregate) (such consent shall not be unreasonably withheld);

(xiii) make any capital expenditure in excess of $100,000 (in the aggregate, during any fiscal year);

(xiv) hire any employee having an annual base salary in excess of $125,000 (such consent shall not be unreasonably withheld);

(xv) enter into or amend any agreement or transaction with a related party, executive or officer, except on an arm’s length fair market value basis;

(xvi) change the name of the Company or conduct the business of the Company under any other name (such consent shall not be unreasonably withheld);

(xvii) change the tax treatment of the Company to be treated other than as a partnership for United States federal, state or local tax purposes;

(xviii) change or replace the initial Tax Representative;

(xix) commence or settle any litigation in which the amount in dispute exceeds $100,000; provided that for any Third Party Claims (as defined in the Purchase Agreement), such consent shall not be unreasonably withheld;

(xx) enter into any new lines of business other than the Business; and

(xxi) initiate bankruptcy or insolvency proceedings.

(e) Any person appointed as a Manager shall, upon acceptance of such appointment, be deemed to have agreed to accept the rights and authority of a Manager hereunder and to perform and discharge the duties and obligations of a Manager hereunder and such rights, authority, duties and obligations hereunder shall continue until such Manager’s successor is appointed or until such Manager’s earlier death, disability, resignation (deemed or actual) or removal in accordance with this Agreement. The Person who appointed any Manager, or such Person’s successor in interest pursuant to Section 7.01(c) of this Agreement, may replace such Manager at its sole discretion following written notice to the Company and the other Persons entitled to appoint Managers and any such Manager shall be deemed removed and replaced upon the replacement Manager’s acceptance of his or her appointment as a Manager.

(f) Except as otherwise expressly required in this Agreement or in the Act, whenever any action, including any approval, consent, authorization, determination, resolution, or decision is to be taken or given by the Board of Mangers or the Company under this Agreement or under the Act at a duly called meeting of the Board at which a quorum is present pursuant to Section 7.02, it shall be authorized by a simple majority of the votes cast at such meeting (“Majority Board Vote”). Approval of the Board by Majority Board Vote shall be required to make decisions with respect to any material actions of the Company.

7.02. Meetings; Action by Written Consent.

(a) Meetings of the Board may be called at any time upon request of any Manager upon at least three (3) days prior written notice to each Manager. A quorum for the conduct of business by the Board on behalf of the Company shall be a majority of the Managers (including the Avalon Manager), in person or represented by proxy. For quorum purposes, a Manager may be present in person or by conference telephone, teleconference or any other means wherein each Manager can hear each other Manager.

(b) As provided in section 18-404(d) of the Act, action may be taken without a meeting if a consent in writing setting forth the action so taken is executed by at least such number of Managers as would be sufficient to approve the action at a meeting, following at least three (3) days’ prior written notice to each Manager, of the proposed action to be taken.

(c) All resolutions adopted by the Board shall be reduced to writing and included in the minutes of such meeting, copies of which shall be provided to each Member promptly upon the written request of such Member.

7.03. Information Rights. The Company will deliver the following statements to each of the Members:

(a) annual budget and business plans, provided at least sixty (60) days prior to the beginning of each Fiscal Year;

(b) IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Member’s federal or state tax returns, provided within seventy-five (75) days following the end of each Fiscal Year;

(c) within 120 days following the end of each Fiscal Year, the Company shall provide a balance sheet of the Company and any related statements of income and statements of cash flows for the same period;

(d) within forty-five (45) days following the last day of each calendar quarter, the Company shall deliver the balance sheet of the Company as of the date of the end of the previous quarter and the related statements of income and cash flows for the then previous quarter; and

(e) any other reasonably requested information.

7.04. Officers. The Board may, but shall not be required to, designate one (1) or more officers or other agents who shall have such duties and shall perform such functions as may be delegated to them by the Board from time to time, and who shall serve at the sole discretion of the Board. Any officers or other agents who are appointed by the Board may be removed, at any time and from time to time, by the Board, with or without cause.

7.05. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Board and the officers, as set forth in this Agreement.

7.06. Indemnification.

(a) To the fullest extent not inconsistent with applicable law, the Company shall indemnify and hold harmless each Member, each Manager, their respective Affiliates and their respective stockholders, members, director, partners, managers, officers, employees, agents and representatives (each, an “Indemnified Party”) from and against any and all losses, claims, demands, liabilities, expenses, damages or injuries suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including any judgment, awards, fines, settlements, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud or willful misconduct by such Indemnified Party. Any indemnification pursuant to this Section 7.06 shall only be from the assets of the Company.

(b) Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances.

(c) No amendment, modification or deletion of this Section 7.06 shall apply to or have any effect on the right of any Indemnified Party to indemnification for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

7.07. Waiver of Fiduciary Duties. To the fullest extent permitted by law, none of the Members, solely in their capacity as Members (without limiting the obligations of such Members with respect to the restrictive covenants contained in this Agreement) shall have any fiduciary or similar duty or obligation or be liable to the Company or any Members by reason of this Agreement or in its capacity as a Member for any breach of any implied duty of loyalty or due care or any other fiduciary duty. Each of the Managers and Members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which any of the Managers or such Members reasonably believe are within such Person’s professional or expert competence. Notwithstanding anything contained herein, the provisions of this Section 7.07 shall not apply to any Member in its capacity as a paid executive officer or employee of the Company or any Company Subsidiary.

7.08. Exculpation. No Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Indemnified Party on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such Person’s fraud or willful misconduct. No amendment, modification or deletion of this Section 7.08 shall apply to or have any effect on the liability or alleged liability of any Indemnified Party for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

ARTICLE VIII

RESTRICTIVE COVENANTS

8.01. Confidentiality; Non-Competition; Non-Solicitation; No Hire. Except as otherwise provided in this Section 8.01, as an inducement for each of the Members and Principals to enter into this Agreement and in order to protect and preserve the legitimate business interests of each of the Members and Principals and the goodwill to be developed by and acquired by the Company in its business, each of the Members and Principals agree as follows:

(a) Confidentiality.

(i) Each Member and Principal acknowledges and agrees that: (A) in the course of its association with the Company, it has acquired Confidential Information; (B) the Company has possession of, title to, and ownership of and all rights to use the Confidential Information; and (C) any disclosure of the Confidential Information to the general public would be highly detrimental to the interests of the Company. Accordingly, each Member and Principal agrees to hold, and shall cause its Affiliates and its and their officers, directors, employees, partners, legal counsel, agents and representatives) to hold, in strict confidence and not disclose or use any Confidential Information for any purpose.

(ii) The restrictions of this Section 8.01(ii) shall not apply to Confidential Information that: (A) may be disclosed to a prospective buyer of a Member’s Units if that prospective buyer signs a customary confidentiality and nondisclosure agreement; (B) may be disclosed to any Representative, if that Representative is already bound by a duty of confidentiality not to disclose any information provided to it, or signs a confidentiality or non- disclosure agreement containing provisions equivalent to those in this Section 8.01(ii); or (C) may be disclosed in connection with tax filings and tax audits, litigation or similar proceedings related to taxes.

(iii) If a Party or any of its Representatives is required, in the reasonable opinion of that Party’s legal counsel, by applicable law, or by any governmental authority, to disclose any Confidential Information, that Party will not be in breach of Section 8.01(i), provided that before making any disclosure, that Party, to the extent permitted by law, provides the Company and the other Parties with prompt written notice of that requirement or request so that the Company and the other Parties may contest the disclosure of the Confidential Information and seek an appropriate protective order or other appropriate remedy, provided, further provided further, that in the absence of a protective order or other appropriate relief, such Party shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company shall designate.

(iv) Each Member and Principal shall be bound by the obligations imposed by, and the covenants contained in, this Section 8.01(iv) for as long as it, he or she remains a Member or Principal, and for a period of two (2) years from the date that it, he or she ceases to be a Member or Principal, provided, however, trade secrets of the Company shall be held in confidence by each Member or Principal for so long as such information remains a trade secret under applicable law.

(b) Non-Competition. SCBC Holdings, each Principal and their respective Affiliates (other than the Company) shall not, for as long as it, he or she remains a Member or Principal and for a period of three (3) years from the date that is the earlier of: (a) the date it, he or she ceases to be a Member or an Principal, and (b) the date upon which SCBC Holdings or any Principal ceases holding more than five percent (5%) of the Units and, it, he or she are no longer a director, officer or employee of the Company, without Avalon’s consent, directly or indirectly, engage in, work for, render services to (including consulting services), have or maintain any proprietary or financial interest in or participate (including as a partner, shareholder, member, employee, principal, agent, trustee or consultant) in the ownership, management, operation or control of, any business (whether in corporate, proprietorship, partnership or other form) that creates, develops, manufactures, distributes, markets or sells laboratory testing services, including all types of blood testing, urine testing, genetic testing, drug screening, COVID-19 testing and products related to laboratory testing such as testing equipment, test kits and related durable medical equipment (the “Business”) in the Non- Competition Area. Notwithstanding the foregoing, this Section 8.01(b) shall not restrict SCBC Holdings or any Principal from passively owning (directly or indirectly, through a mutual fund or similar common investment vehicle or otherwise) less than two percent (2%) of any securities of any Person traded on a national securities exchange (including, without limitation, such Person who competes with the Company). For the avoidance of doubt, “Business” shall not include drug rehabilitation facilities; provided, however, that if SCBC Holdings, a Principal or their respective Affiliates (other than the Company), participates in any drug rehabilitation facility projects, such Person shall use their reasonable best efforts to have such drug rehabilitation project utilize the Company’s lab testing services, to the extent such utilization is in compliance with all applicable laws.

(c) Non-Solicitation; No-Hire.

(i) Each Member and Principal agrees to not, for as long as he or she remains a Member or Principal, and for a period of two (2) years from the date that he or she ceases to be a Member or Principal, in any manner or capacity, whether directly or indirectly, individually or in partnership or otherwise jointly or in conjunction with any Person: (A) solicit or knowingly assist any Person directly or indirectly to solicit any customer of the Company, if that solicitation is intended or calculated to obtain the custom or trade of that customer for a business that competes with the Business within the Non-Competition Area; or (B) induce or attempt to induce any customer of the Company to reduce or curtail its business with the Company or to terminate its relationship with the Company.

(ii) Each Member and Principal agrees with the Company and the other Members or Principals to not, for as long as it, he or she remains a Member or Principal, and for a period of two (2) years from the date that it, he or she ceases to be a Member or Principal, in any manner or capacity, whether directly or indirectly, individually or in partnership or otherwise jointly or in conjunction with any Person: (A) induce or encourage any employee or independent contractor to leave the employment or service of the Company or authorize, assist, approve or encourage any action by any other Person; or (B) hire or attempt to hire or otherwise solicit any employee or independent contractor of the Company or authorize, assist, approve or encourage any such action by any other Person. The provisions of this Section 8.01(c)(ii) shall not prevent unsolicited responses (and the hiring and employment of such respondents) to bona fide general recruitment advertising placed in media on general circulation, the contents of which are not aimed at soliciting the employees of the Company.

8.02. Corporate Opportunities. Each Member and Principal agrees that, for so long as he or she remains a Principal, Manager or Member of the Company, he or she will present any transactions, matters or business activities related to the Business (collectively, “Business Opportunities”) which they or their Affiliates generate or are presented with to the Company and will not, directly or indirectly, engage or participate in any such Business Opportunities except through the Company. If the Company has not determined to pursue such Business Opportunities within sixty (60) days after its presentation to the Company, then, subject to Section 8.01(b), the presenting Principal or Member, or their respective Affiliates shall be free to pursue such Business Opportunities as they shall determine in their sole discretion.

8.03. Scope; Interpretation. Each Member and Principal acknowledges that the Company conducts business throughout the United States and agree that the geographic scope of Sections 8.01(b) and (c) shall extend to each state and to each geographic area outside of the United States in which the Company conducts business and in each other state and geographic area outside of the United States in which the Company plans to conduct business within twelve (12) months of the date of determination, and each of Sections 8.01(b) and (c) shall be deemed a separate covenant in each such state and geographic area (the “Non-Competition Area”). In the event a court of competent jurisdiction determines that the provisions of Sections 8.01(b) and (c) and this Section 8.03 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that ARTICLE VIII shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

8.04. Equitable Relief for Violations. Each party acknowledges and agrees with the Company and the other Parties that: (A) without the covenants included in this ARTICLE VIII, the other Parties would not have entered into this Agreement; (B) the covenants included in this ARTICLE VIII are reasonable in the circumstances and are necessary to protect the economic position of the Company, any subsidiary and the other Parties; and (C) the breach of any of the provisions of this ARTICLE VIII would cause serious and irreparable harm to the Company, its subsidiaries, and the other Parties which could not adequately be compensated for in damages, and if there is a breach of any of the provisions of this ARTICLE VIII, each Party consents to an injunction being issued to prevent any further breach of those provisions. This Section 8.04 will not be construed as a derogation of any other remedy to which the Company, its subsidiaries or the other Party may be entitled if there is a breach of any of the provisions of this ARTICLE VIII.

8.05. Covenants Independent. The existence of any claim or cause of action of a Member or Principal against another Member or Principal, whether under this Agreement or otherwise, will not constitute a defense to the enforcement by the Company, any subsidiary or any of the other Members or Principal of the provisions of this ARTICLE VIII against that Member or Principal.

ARTICLE IX

WITHDRAWAL

9.01. Restrictions on Withdrawal. Without the consent of the Board, which consent may be granted or withheld in the absolute and unreviewable discretion of the Board, a Member does not have the right to withdraw from the Company as a Member or to terminate its limited liability company membership interest.

9.02. Withdrawing Member’s Rights. Following the date of a withdrawal with the consent of the Board, the withdrawing Member shall have no further rights as a Member of the Company and, in the event that any money is still owed to the withdrawing Member after the date of withdrawal, the withdrawing Member shall have only the rights of an unsecured creditor of the Company.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.01. Dissolution. The Company shall be dissolved automatically and its affairs shall be wound up on the first to occur of the following:

(a) at any time upon the written consent of the Board;

(b) ninety (90) days after the date on which the Company no longer has at least one (1) Member, unless a new Member is admitted to the Company during such ninety (90) day period.

10.02. Liquidation.

(a) Upon dissolution of the Company requiring the winding-up of its affairs, the Board shall wind up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or to provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Board.

(b) The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 10.02(d), shall be distributed to the Members in accordance with ARTICLE VI.

(c) Distributions to Members pursuant to this ARTICLE X shall be made by the end of the taxable year of the Liquidation, or, if later, ninety (90) days after the date of such Liquidation in accordance with Regulations section 1.704-1(b)(2)(ii)(g).

(d) The Board may withhold from a distribution under this Section 10.02 such reserves as are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount withheld as a reserve shall reduce the amount payable under this Section 10.02 and shall be held in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 10.02 after the Board shall have determined that the need therefor shall have ceased.

(e) If a Member has a deficit balance in its capital account (as determined under the provisions of Code section 704(b) and the Regulations thereunder) after giving effect to all contributions, distributions, and allocations for all taxable years, including the year in which the Liquidation occurs, the Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed by such Member to the Company or to any other Person, for any purpose whatsoever.

ARTICLE XI

BOOKS AND RECORDS, ACCOUNTING, AND TAX ELECTIONS

11.01. Maintenance of Records. The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient, or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Profits and Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods, and other accounting matters shall be made by the Board. The Company shall keep a current list of all Members and their Units, adjusted for any withdrawals, which shall be available for inspection by all Members. Each Member or its authorized Representative may examine any of the books and records of the Company during normal business hours upon reasonable notice for a proper purpose reasonably related to the Member’s Units in the Company.

11.02. Reports to Members. Within a reasonable period after the end of each Fiscal Year or other tax period, the Company shall cause to be prepared and sent to each Member a report setting forth in sufficient detail all such information and data with respect to the Company for such period as shall enable each Member to prepare its income tax returns. Any financial statements, reports and tax returns of the Company required pursuant to this Section 11.02 shall be prepared at the expense of the Company.

11.03. Tax Elections; Determinations Not Provided for in Agreement. The Board shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement that are not expressly provided for in this Agreement. The Company shall make an election under Code section 754 if any Member requests such an election. Except as otherwise determined by the Board, no election shall be made by the Company or any Member for the Company to be excluded from the application of any provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state or tax laws or to otherwise be treated other than as a partnership for United States federal, state or local tax purposes. Notwithstanding anything in this Agreement to the contrary, so long as Avalon (or a Permitted Transferee of Avalon) is a Member, the prior written consent of the Board (which shall include the Avalon Manager) shall be required for any action by the Tax Representative, the Company or the Board that is, results in, or constitutes the making of or change in any tax election, the direction or authorization of any action by the Tax Representative in its capacity as such with respect to any non-ministerial matter, the settlement of any audit or other tax claims, the exercise of the Tax Representative’s or the Board’s discretion under this Agreement to make decisions relating to tax matters (including, but not limited to, any discretionary power granted to the Tax Representative, the Company or the Board pursuant to ARTICLE V or with respect to Tax Distributions), and any other material tax-related action, in each case, that would adversely affect Avalon in a manner disproportionate from any other Member.

11.04. Tax Representative.

(a) Tax Representative – Appointment; Removal. The Board shall designate the Tax Representative. Avalon is hereby designated as the initial Tax Representative. If the Tax Representative is an entity, the Tax Representative shall timely designate an individual meeting the requirements of the BBA Rules to serve as the sole individual through whom the Tax Representative will act for purposes of the BBA Rules (the “Designated Individual”). If a Designated Individual becomes unable to perform the tasks required of a Designated Individual, no longer has the “capacity to act” within the meaning of the BBA Rules, or the Tax Representative otherwise determines that such individual should be removed as the Designated Individual, the Tax Representative shall promptly take all necessary actions to effectuate the resignation of such individual as Designated Individual for all applicable taxable years. The Tax Representative shall represent the Company in all Tax matters to the extent permitted by law. Subject to the limitations set forth in this Section 11.04 and except as otherwise provided herein, the Tax Representative: (A) is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; (B) shall have the authority to make any/all elections on behalf of the Company permitted to be made pursuant to the Code and Treasury Regulations; (C) shall have the authority to make any/all decisions with respect to any/all Tax matters involving the Company or its Subsidiaries, including whether to settle or contest any matter, the choice of forum for any such tax contest, and whether to extend the period of limitations for the assessment or collection of any tax; (D) may (at the Company’s expense) take all actions the Tax Representative deems necessary or appropriate in connection with the foregoing; and (E) shall have the authority and responsibility to arrange for the preparation and timely filing of the Company’s tax returns (all at the Company’s expense).

(b) Notifications. The Tax Representative shall provide reports to the Members to keep them reasonably informed of the status, issues and resolution of any Company income tax audit, and/or any other material federal, state or local tax matter the Tax Representative might be handling. The Company shall, within thirty (30) days of receipt of a written request, make available to any Member or former Member at such Member or former Member’s expense, any information such Member or former Member reasonably requests in connection with any federal, state, or local audit which could materially affect their respective Units (or former Units) in the Company.

(c) Decisions Under the BBA Rules. Subject to the other provisions of this Agreement, the Tax Representative, in its reasonable discretion, shall have the right to make on behalf of the Company any and all elections and take any and all actions that are available to be made or taken by the Tax Representative or the Company under the BBA Rules (including an election under Code section 6226); provided that the Tax Representative shall, in connection with any notice of final partnership adjustment (as defined for purposes of Code section 6226(a)) or any statement under Code section 6226(a)(2) received by the Company or a disregarded entity owned by the Company, (x) in the case of a notice of final partnership adjustment, make the election under Code section 6226(a) and (y) in the case of a statement described in Code section 6226(a)(2), elect to provide statements under Code section 6226(b)(4)(A)(ii)(I) (an election described in clause (x) or (y), or any similar election under state or local income tax law, a “Push-Out Election”), unless, in either case, the Board decides not to make such election or provide such statements.

(d) In the event that the Company makes a Push-Out Election, the Members agree and covenant to take into account and report to the Internal Revenue Service or any other applicable taxing authority any adjustment to their tax items for the taxable year to which the adjustment relates of which they are notified by the Company in a written statement, in the manner provided in Code section 6226(b), regardless of whether the Member owns any Units in the Company at such time, and to take any other actions reasonably requested by the Company in connection with such Push-Out Election. Each Member agrees to provide the Company and the Tax Representative with such information or certifications as either may reasonably request in connection with tax matters of the Company. Any Member (or former Member) that fails to comply with its obligations under this Section 11.04(d) agrees to indemnify and hold the Company harmless from and against any liabilities related to taxes (including penalties and interest) imposed on the Company which result from or are attributable to such Member or former Member’s failure to so comply.

(e) If the Company becomes obligated to make an “imputed underpayment” under Code section 6225, each Member (or former Member) to whom such liability relates (as reasonably determined by the Tax Representative) shall be obligated, within thirty (30) days after written notice from the Tax Representative, to pay an amount equal to its allocable share of such liability to the Company. Any amount not paid by a Member (or former Member) within such 30-day period shall accrue interest at the applicable underpayment rate on underpayments of the applicable taxes (as set forth in the Code or corresponding provisions of any state, local, or foreign law) until paid. Notwithstanding anything to the contrary contained herein, the Tax Representative shall cause the Company to withhold from any distribution or payment due to any Member (or former Member) under this Agreement any amount due to the Company from such Member (or former Member) under this Section 11.04(e). Any amount(s) so withheld shall be applied by the Company to discharge the obligation in respect of which such amount was withheld.

(f) The Company shall indemnify and reimburse the Tax Representative and the Designated Individual for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with acting as the Tax Representative or the Designated Individual with respect to any audit or contest (including any administrative or judicial proceeding) in which were at issue the tax liabilities of the Company or the Members. The taking of any action and the incurring of any expense by the Tax Representative or the Designated Individual in connection with any such audit or proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Representative, and the provisions on limitations of liability of the Members and the indemnification provisions set forth in this Agreement shall be fully applicable to the Tax Representative and/or the Designated Individual in its/his/her capacity as such.

(g) The rights and obligations of the Members or former Members under this Section 11.04 shall survive the transfer, redemption or liquidation by such Member of its interest in the Company and the termination of this Agreement or the dissolution of the Company.

ARTICLE XII

GENERAL PROVISIONS

12.01. Notices. Except as expressly provided in this Agreement, all notices, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by the Person giving the same, and shall be: (a) delivered by hand, (b) sent by registered or certified United States mail, return receipt requested, postage prepaid, (c) sent by a recognized overnight delivery service, or (d) sent by email with confirmation of delivery. Such notices, instruments, or communications shall be addressed, in the case of the Company, to the Company at its principal place of business and, in the case of any of the Members, to the address set forth in the Company’s books and records; except that any Member may, by notice to the Company and each other Member, specify any other address for the receipt of such notices, instruments, or communications. Except as expressly provided in this Agreement, any notice, instrument, or other communication shall be deemed properly given when sent in the manner prescribed in this Section 12.01.

12.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

12.03. Interpretation.

(a) Article, Section, and Subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

(b) Use of the terms “herein,” “hereunder,” “hereof,” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

(c) Use of the word “including” or a like term shall be construed to mean “including, but not limited to.”

(d) Exhibits to this Agreement are an integral part of this Agreement.

(e) Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

(f) Any reference to a provision of the Code, Regulations, or the Act shall be construed to be a reference to any successor provision thereof.

12.04. Governing Law. This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the co- exclusive jurisdiction of the federal and state courts located in Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

12.05. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns.

12.06. Severability. Each item and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever, that term or provision shall be modified only to the extent necessary to be enforced, such term or provision shall be enforced to the maximum extent permitted by law, and the validity of the remainder of this Agreement shall not be adversely affected thereby.

12.07. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement among the Members and their respective Affiliates with respect to the subject matters hereof and thereof and supersede any and all other understandings and agreements, either oral or in writing, between the Members with respect to the subject matters hereof.

12.08. Further Action. Each Member shall execute and deliver all papers, documents, and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members.

12.09. Amendment or Modification. This Agreement (including the Exhibits hereto) or any provision hereof may be amended, modified or waived from time to time solely with the consent of a majority of the Board of Managers (which shall include the Avalon Manager).

12.10. Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company’s business.

12.11. Counterparts. This Agreement may be executed in original or by facsimile or other electronic communication (including PDF) in several counterparts and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MEMBERS:

SCBC HOLDINGS LLC
By: Its Managing Member:
THE ZOE FAMILY TRUST DATED OCTOBER 1, 2018

By:	/s/ Bryan W. Cox
Name:	Bryan W. Cox
Title:	Trustee

COMPANY

LABORATORY SERVICES MSO, LLC
a Delaware limited liability company

By Its Managing Member:

SCBC HOLDINGS, LLC,
a Delaware limited liability company

By Its Managing Member:

THE ZOE FAMILY TRUST DATED OCTOBER 1, 2018

/s/ Bryan W. Cox
By:	Bryan W. Cox, Trustee

PRINCIPALS

/s/ Bryan W. Cox
Bryan Cox

/s/ Sarah Cox
Sarah Cox

[Signature Page to Laboratory Services MSO, LLC Second Amended and

Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVALON LABORATORY SERVICES, INC.

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Secretary

[Signature Page to Laboratory Services MSO, LLC Second Amended and

Restated Limited Liability Company Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Limited Liability Company Act of the State of Delaware and any successor statute, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any tax period, the amount by which the balance in such Capital Account is less than $0.00, after giving effect to the following adjustments:

(i) Each Member’s Capital Account shall be increased by the amount, if any, such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations section 1.704-1(b)(2)(ii)(c) or Regulations sections 1.704-2(g)(1) and 1.704-2(i); and

(ii) Each Member’s Capital Account shall be decreased by the amount of any of the items described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person; in such context, “control” means the possession, directly or indirectly, of the power to direct the management or policies of another, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended or restated from time to time.

“Avalon Call Option” has the meaning ascribed to that term in the Recitals. “Avalon Call Period” has the meaning ascribed to that term in the Recitals.

“BBA Rules” shall mean Subchapter C of Chapter 63 of the Code (Code sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015 (the “BBA”), and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Board” has the meaning ascribed to that term in Section 7.01(a).

“Business” has the meaning ascribed to that term in Section 8.01(b).

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in the State of New York.

“Business Opportunities” has the meaning ascribed to that term in Section 8.02.

“Business Plan” has the meaning ascribed to that term in Section 7.01(b).

“Call Notice” has the meaning ascribed to that term in Section 4.06(a).

“Call Option Cash Consideration” has the meaning ascribed to that term in Section 4.06(b).

“Call Option Stock Consideration” has the meaning ascribed to that term in Section 4.06(b).

“Call Price” has the meaning ascribed to that term in the Recitals.

“Call Units” has the meaning ascribed to that term in the Recitals.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) the amount of money and the initial Gross Asset Value of any property (other than money) contributed by such Member to the Company, (B) such Member’s distributive share of Profits and any items in the nature of income or gain specially allocated to such Member pursuant to any provision in this Agreement (other than under Code section 704(c) or the Regulations thereunder), and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations section 1.704-1(b)(2)(iv)(d)(2);

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of losses and deductions specially allocated to such Member pursuant to any provision in this Agreement (other than under Code section 704(c) or the Regulations thereunder), and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Company property contributed by such Member to the Company;

(iii) In the event Units in the Company are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Unit; and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations section 1.704-1(b); and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the aggregate amounts distributed to any Person over the life of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations section 1.704-1(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means the terms of this Agreement and all oral and written non-public, confidential, or proprietary information concerning the Company or its Affiliates that the Company or its Affiliates provide to the Members at any time, together with analyses, compilations, studies, notes, or other documents that contain or otherwise reflect such Confidential Information. With respect to any such information that the Members may receive, or may develop, or of which the Members may acquire knowledge during the course of their relationship with the Company and its Affiliates, Confidential Information specifically includes, but is not limited to, the following: (i) all organizational documents of the Company and such Affiliates; (ii) any contract between the Company or any of its Affiliates and any of its Members, Affiliates, customers, clients, employees, vendors, independent contractors, or other parties; (iii) trade secrets; (iv) know-how; (v) information received from others that the Company is obligated to treat as confidential or proprietary; (vi) business plans; and (vii) any other technical, operating, financial, and other business information that has commercial value, in each case relating to the Company or the business, potential business(es), operations, or finances of the Company.

“Company” has the meaning ascribed to that term in the preamble of this Agreement.

“Covered Matters” has the meaning ascribed to that term in Section 12.04.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year or other period except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Representative (or, if the Tax Representative is the Company, the Board).

“Drag-Along Member” has the meaning ascribed to that term in Section 4.09(a).

“Drag-Along Notice” has the meaning ascribed to that term in Section 4.09(b).

“Drag-Along Right” has the meaning ascribed to that term in Section 4.09(a).

“Drag-Along Sale” has the meaning ascribed to that term in Section 4.09(a).

“Existing LLC Agreement” has the meaning ascribed to that term in the recitals of this Agreement.

“Fiscal Year” means the calendar year; but, dissolution of the Company, shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Tax Representative (or, if the Tax Representative is the Company, the Board);

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account) as determined by the Tax Representative (or, if the Tax Representative is the Company, the Board) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution to the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member and (D) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), provided that an adjustment describe in clause (A), (B) or (C) of this paragraph shall be made only if the Tax Representative (or, if the Tax Representative is the Company, the Board) reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code section 7701(g) into account) of such asset on the date of distribution as determined by the Tax Representative (or, if the Tax Representative is the Company, the Board); and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses. 1(b)(2)(ii)(g).

“Indemnified Party” has the meaning ascribed to that term in Section 7.06(a).

“Liquidation” has the meaning as set forth in Regulations section 1.704-1(b)(2)(ii)(g).

“Manager” has the meaning ascribed to that term in Section 7.01(a).

“Member” means each Person executing this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company.

“Net Available Cash” has the meaning set forth in Section 6.01.

“Non-Competition Area” has the meaning ascribed to that term in Section 8.03.

“Permitted Transfer” has the meaning set forth in Section 4.02(b).

“Permitted Transferee” means subject to compliance with Section 4.02, a Member shall be free at any time to Transfer all or any portion of such Member’s Units without having to obtain the consent required under Section 4.02.

“Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust, or any other legal entity.

“Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or other period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(ii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) is required, pursuant to Regulations section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

Notwithstanding any other provision of this Agreement, any items which are to be specially allocated pursuant to Section 5.06 shall not be taken into account in computing Profits and Losses. The amounts of items of Company gain, income, loss and deduction available to be specially allocated under Section 5.06 shall be determined by applying rules analogous to those set forth in this definition.

“Proposed Transfer” means any direct or indirect assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Units (or any interest therein, including, without limitation forward contracts or prepaid forward contracts with respect to any direct or indirect interest in the proceeds of Units) proposed by any of the Members.

“Proposed Transfer Notice” means written notice from a Selling Member setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any person to whom a Member proposes to make a Proposed Transfer.

“Regulations” means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.06(f).

“Representative” of a Person means that Person’s Managers, officers, general partners, members, managers, employees, and agents.

“Restricted Person” means, (i) a Person that is the subject of any economic or financial sanctions Laws, regulations, or orders imposed, administered, or enforced by a Governmental Entity, including, but not limited to the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and the United Stated Department of State and includes, “Specially Designated Nationals” or “Blocked Person” on the list maintained by OFAC or (ii) Person that is directly or indirectly controlled by such Persons.

“Selling Member” means any person who sells or Transfers or intends to sell or Transfer Units.

“Tag-Along Member” has the meaning ascribed to that term in Section 4.08(b).

“Tag-Along Sale Notice” has the meaning ascribed to that term in Section 4.08(a).

“Tag-Along Participation Notice” has the meaning ascribed to that term in Section 4.08(b).

“Tag-Along Right” has the meaning ascribed to that term in Section 4.08(b).

“Tax Distribution” has the meaning set forth in Section 6.03.

“Tax Distribution Amount” means for a taxable year of the Company: (x) with respect to SCBC Holdings, (i) the excess, if any, of (a) the net taxable income of the Company (which shall be determined by taking into account items separately stated under Code section 703(a) and including allocations of net income, gross income and any income or gain allocated to such Member pursuant to Code section 704(c)) allocated to such Member for such taxable year pursuant to ARTICLE V, less (b) an amount equal to any net taxable losses of the Company (taking into account separately stated items) allocated to such Member pursuant to ARTICLE V in any prior taxable year of the Company that have not been previously subtracted pursuant to this clause (b) in computing the Tax Distribution Amount for any prior taxable year, multiplied by (ii) forty percent (40%) (or such higher amount as may be determined from time to time by the Board), and (iii) reduced by any distributions made with respect to such taxable year to such Member pursuant to Section 6.02 (including as a result of Section 10.02), including deemed distributions under Section 6.04 other than such that result from withholding from a distribution to such Member and (y) with respect to Avalon, an amount necessary such that the Tax Distribution Amount determined with respect to SCBC Holdings pursuant to clause (x) expressed as a percentage of the aggregate Tax Distribution Amount distributed to all Members is equal to SCBC Holdings’ pro rata share of all issued and outstanding Units at the time at which the distribution is made. A distribution is considered made with respect to a taxable year to the extent it is made during such taxable year (except if made within seventy-five (75) days of the beginning of such taxable year and designated as with respect to the prior taxable year) or within seventy-five (75) days after the end of such taxable year and designated as made with respect to such taxable year. For the avoidance of doubt, no items of income, gain, loss, deduction or credit derived by the Company prior to the Company coming to be treated as a partnership for U.S. federal income tax purposes as a result of the closing under the Purchase Agreement shall be taken into account in determining the Tax Distribution Amount of any Member.

“Tax Representative” means the Person so designated under Section 11.04, including any Person acting in the capacity of the “partnership representative” (as such term is defined under Code section 6223(a) and the BBA Rules).

“Transfer” means, with respect to any property (including a Unit), any voluntary or involuntary transfer, sale, assignment, gift, exchange, lease, conversion, transfer, pledge, hypothecation or other disposition or divestiture of such property, or of any property interest therein, including, without limitation, any transfer by way of a capital contribution. “Transferred” shall have correlative meaning.

“Transferee” means any Person, together with such Person’s Affiliates, to whom Units are transferred by a Member pursuant to the terms of this Agreement.

“Unit” means a unit representing a fractional part of the limited liability company membership interest in the Company held by a Person, including, without limitation, (i) rights to distributions (liquidating or otherwise), allocations, information, and the right to participate in the management of the business and affairs of the Company as set forth herein, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted by this Agreement or the Act and (ii) all obligations of such Person to comply with the terms and provisions of this Agreement.

EXHIBIT B

MEMBERS AND CAPITALIZATION

Member	Units	(% of Total Units Outstanding)
SCBC Holdings LLC	600	60%
Avalon Laboratory Services, Inc.	400	40%
Total		100%

B-1

EXHIBIT C

FORM OF THE THIRD AMENDED AND RESTATED AGREEMENT

[SEE ATTACHED]

C-1

EXHIBIT D

THE FORM OF CALL OPTION MIPA

[SEE ATTACHED]

D-1